Exhibit 99.1

CommScope Announces Finance Function Succession Plan

Kyle Lorentzen Appointed Chief Financial Officer

Justin Coleman Appointed Chief Transformation Officer;
Brooke Clark to Assume Additional Responsibility as Lead for Corporate Financial Planning and Analysis Function

HICKORY, N.C., October 25, 2021 — CommScope Holding Company, Inc. (NASDAQ: COMM), a global leader in network connectivity, today announced a number of changes to its finance functions, including the appointment of Kyle Lorentzen, currently senior vice president and chief transformation officer, as executive vice president and chief financial officer, effective November 1, 2021. Mr. Lorentzen succeeds Alex Pease, who is stepping down to assume a senior executive role at another public company, which is expected to be announced later this week.

Mr. Lorentzen joined CommScope in December 2020 to develop and oversee the Company’s ongoing CommScope NEXT strategy. With Mr. Lorentzen’s prior experience as a chief financial officer, as well as his transformation leadership at several portfolio companies at Apollo and Carlyle, the Company believes he is a natural fit to lead its finance functions, while continuing to accelerate the transformation of the Company through its CommScope NEXT initiatives.

The Company also announced today that Justin Coleman, who currently serves as senior vice president, finance, will assume Mr. Lorentzen’s current role as chief transformation officer, and Brooke Clark, currently senior vice president and chief accounting officer, will take on the additional responsibility of leading the corporate financial planning and analysis function. Mr. Lorentzen will continue to oversee the transformation office, with Mr. Coleman and Ms. Clark reporting directly to him.

“Kyle is a dynamic leader with proven financial expertise having previously served as a chief financial officer at several companies. Since joining CommScope, Kyle has played a critical role in developing our strategy and, as we continue moving into the implementation phase of CommScope NEXT, his business and financial experience, coupled with his deep knowledge of CommScope NEXT, make him uniquely qualified for this enhanced role. We’ve worked together previously, and I continue to be extremely impressed with his results and leadership and look forward to his continued guidance in this new role,” said Chuck Treadway, president and chief executive officer. “We are also fortunate to have a deep bench of talent in our finance operations, and look forward to benefitting from both Justin and Brooke’s contributions in their new roles.”

Mr. Treadway continued, “I would like to thank Alex for his support over the past three years and wish him all the best in his future endeavors.”

Mr. Lorentzen said, “I am excited to serve as CommScope’s chief financial officer at this unique time for our company. I look forward to leading the Company’s finance functions and continuing to work closely with Chuck and the leadership team as we position CommScope for long-term success and continue ramping up our CommScope NEXT initiatives.”

About Kyle Lorentzen

Mr. Lorentzen has served as CommScope’s senior vice president and chief transformation officer since December 2020. Prior to joining CommScope, he served as chief financial officer of Accudyne Industries as well as chief financial officer and executive vice president of Express Energy Service. Additionally, Mr. Lorentzen was previously the CEO of Constellium Ravenswood. Throughout his career, he has progressed through a number of financial and managerial roles of increasing responsibility with companies including Noranda Aluminum, Berry Plastics / Covalence Specialty Materials, Hexion Specialty Chemical, Inc., Dow Chemical, and W.R. Grace. Mr. Lorentzen received a Master of Business Administration from the University of Massachusetts and a Bachelor of Administration from Wake Forest University.

About Justin Coleman

Mr. Coleman has served as senior vice president, finance of CommScope since joining the Company in January 2020. Prior to joining CommScope, he served in multiple financial leadership positions at Cisco, including director of finance for the $9 billion Global Enterprise Sales business, as well as director of finance for the $4 billion Service Provider Video & Mobility Segment. He has over 25 years of finance experience. Mr. Coleman received a Master of Business Administration with honors from The University of Georgia and a Bachelor of Science in Industrial Management from Carnegie Mellon University.

About Brooke Clark

Ms. Clark has served as senior vice president, chief accounting officer of CommScope since September 2018. Prior to that, she served as vice president, corporate accounting. She has held various positions within CommScope’s finance organization since joining the Company in 2004. Ms. Clark spent the first five years of her career with Deloitte & Touche, LLP. She received a Master of Science from Appalachian State University and a Bachelor of Science from University of North Carolina at Chapel Hill. Ms. Clark is a Certified Public Accountant in North Carolina.

About CommScope

CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

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Financial Contact

Michael McCloskey, CommScope

+1-828-431-9874

Forward-Looking Statements

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Source: CommScope